EXHIBIT 4

                          EMPLOYEE INCENTIVE STOCK PLAN
                       OF CAPITOL COMMUNITIES CORPORATION


         1. PURPOSE. This Employee Incentive Stock Plan (the "Plan") is intended to serve as an incentive to, and to encourage stock, ownership by those employed by Capitol Communities Corporation a Nevada corporation (the "Corporation"), including directors, officers, key consultants and other persons employed by the Corporation, so that they may acquire or increase their proprietary interest in the success of the Corporation, and to encourage them to remain in the Corporation's service.

         2. ADMINISTRATION: The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). Acts by a majority of the Board in a meeting in which a quorum is present and acts approved in writing by a majority of the Board's members shall be the valid acts of the Board. No member of the Board shall vote on any matter concerning his or her own participation in the Plan, except that the Board of Directors as a whole may act on options granted to directors.

         3. AMOUNT OF STOCK: The aggregate amount of stock which may be granted or purchased pursuant to this Plan shall be 3,000,000 shares of the Corporation's authorized but unissued or reacquired Common Stock (the "Stock"). If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

         4. GRANT OF OPTIONS: The Board is authorized to grant and issue options under the Plan from time to time on the Corporation's behalf to anyone or more persons who at the date of such grants are directors, officers, or otherwise employed by and rendering service to the Corporation in any other capacity, for a period of not less than one year ("Option Shares").

         The selection of recipients of options shall be within the sole and absolute discretion of the Board of Directors. The interpretation by the Board of any provisions of the Plan or of any option granted under it shall be final. No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. Any option granted under this Plan shall be granted within five (5) years from the date hereof.

         5. TERMS AMD CONDITIONS OF OPTION SHARES: Any shares granted or options issued and granted pursuant to this Plan shall be evidenced by an agreement in such form as the Board shall determine, which agreement shall comply with the following terms and conditions:

         a. Limitation on Value of Shares: The aggregate fair market value (determined at the time the option is granted) of the stock with respect to


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which  options  granted  hereunder  are  exercisable  for the first  time by any optionee during any calendar year shall not exceed $100,000.

         b. Exercise: Each option granted pursuant to this Plan shall contain provisions established by the Board setting forth the manner of its exercise; provided however, that the Option, by its terms is not exercisable after the expiration of 10 years from the date such Option is granted.

         c. Nontransferability: Options granted under this Plan shall be nontransferable by the optionee, except upon death, and shall be exercisable during the optionee's lifetime only by the optionee.

         d. Purchase Price: The purchase price for a share of the stock subject to any option granted hereunder shall be determined by the Board from time to time, but in no event shall be less than the Fair Market Value of the stock subject to the Option.

         e. Control Shares: Any individual, at the time the option is granted, that possesses more than 10 percent of the total combined voting power of all classes of stock of the Corporation's stock shall not be eligible to receive Options unless the Option price is at least 110 percent of the fair market value of the stock subject to the Option and such option, by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

         6. APPROVAL OF STOCKHOLDERS: The effective date of this Plan is February 20, 2002, its date of adoption by the Board of Directors of the Corporation. Within twelve (12) months of such date, this Plan will be presented to the voting shareholders of the Corporation for their consideration and approval.

         7. COMPLIANCE WITH SECURITIES LAWS: Notwithstanding anything contained herein, the Corporation shall not be obligated to grant any option under this Plan, or to sell or issue any share pursuant to any option granted under this Plan, unless grant or sale is effectively registered or exempt from registration under the Securities Act of 1933, as amended, and any applicable state securities laws.

         8.  NO   REPRESENTATION   OR  WARRANTY:   The   Corporation   makes  no
representation or warranty as to the future market value of any share of Stock issued in accordance with the provisions of the Plan.

         9.  INTERPRETATION:   The  Plan  will  be  governed  and  construed  in
accordance with the laws of the State of Nevada.

         10. SEVERABILITY. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.






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         As adopted by the Board of Directors on February 20, 2002.

                                             CAPITOL COMMUNITIES CORPORATION


                                             By: /s/  Michael G. Todd
                                                      --------------------------
                                                      Michael G. Todd, President